Exhibit 99.1

Plymouth Industrial REIT Significantly Expands Presence in Indianapolis with Acquisition of Industrial Properties for $62 Million

BOSTON—(December 10, 2019) Plymouth Industrial REIT, Inc. (NYSE American: PLYM) announced that it has acquired ten industrial buildings totaling 2.1 million square feet in Indianapolis, Indiana for $62 million.

Shadeland Commerce Center is comprised of nine buildings totaling approximately 1.7 million square feet and is 95% leased to 26 tenants, including Penske, ABC Supply Company, PPG Industries and Ryder. The property is located across the street from two other Plymouth-owned properties at the Shadeland I-70 Business Park. Additionally, further north near the Indianapolis International Airport, Plymouth acquired 7901 West 21st Street, a 353,000-square-foot building 100% leased to two tenants, Iron Mountain and Venture Logistics.

Pendleton White, Jr., President and Chief Investment Officer, noted, “Indianapolis is an important, thriving market for us, and this acquisition will help us achieve significant scale by bringing our presence to over three million square feet. With 27 consecutive quarters of positive net absorption, the market fundamentals remain strong with limited supply of existing industrial properties. Further, we expect to drive rental rate increases in the future.”

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Contact:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com